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                                                                   EXHIBIT 10.14

                             AMENDED AND RESTATED
                        EXECUTIVE EMPLOYMENT AGREEMENT


     This Amended and Restated Executive Employment Agreement (the "Agreement") is made as of the 11th day of February, 2000, by and between Einstein/Noah Bagel Corp., a Delaware corporation (the "Company"), and Robert M. Hartnett (the "Executive").


                                   Recitals
                                   --------

     WHEREAS, Executive is currently serving as Chairman, Chief Executive Officer and President of the Company; and

     WHEREAS, to assure the continued services of the Executive in such capacities, the Company has entered into an employment agreement with the Executive; and

     WHEREAS, the Company and the Executive desire to amend and restate the Agreement.


                                   Covenants
                                   ---------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are specifically acknowledged, the parties hereto hereby agree as follows:

     Section 1.  Employment. The Company hereby employs the Executive as
                 ----------
Chairman, Chief Executive Officer and President for a term commencing on the date hereof and continuing until February 11, 2002, such term to be extended by one additional year on each anniversary of the date hereof (the "Term" or "Employment Period"), unless the Term is earlier terminated pursuant to the provisions hereof. Executive hereby accepts employment from the Company.

     Section 2.  The Executive's Duties.
                 ----------------------

     (a) The Executive hereby agrees to serve the Company faithfully and honestly and to use his best efforts and ability on behalf of the Company in the position of Chairman, Chief Executive Officer and President, and as a member of the Board of Directors of the Company, to discharge the duties as Chairman, Chief Executive Officer and President and to perform such duties and services of an executive, administrative and managerial nature, which duties are consistent with his position in the Company, as shall be specified and designated from time to time by the Board of Directors of the Company in connection with the business and activities of the Company.

     (b) The Company hereby agrees that, in his capacities as a director and officer of the Company during the term of this Agreement, the Executive shall be indemnified by the Company (including without limitation by advancement of expenses) to the fullest extent permitted from time to time by applicable law.
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     (c)  During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company consistent with Executive's position of Chairman, Chief Executive Officer and President as may be designated from time to time by the Board of Directors. During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in writing, which approval shall not be unreasonably withheld, by the Board, as the Company encourages participation by the Executive in community and charitable activities generally considered to be in the public interest and the Company's interest. In addition, the Company recognizes that the Executive may make passive investments which will not interfere with his commitments and duties to the Company.

     (d) The Executive agrees to observe and comply with all lawful written rules, regulations, policies and practices adopted by the Company as they now exist and as they may be duly and properly adopted or modified from time to time.

     Section 3.  Compensation and Benefits. In consideration for all services
                 -------------------------
rendered by the Executive to the Company pursuant to this Agreement, including services as an officer, director, member of any committee or in the performance of other like duties consistent with his position of Chairman, Chief Executive Officer and President assigned to him by the Board of Directors of the Company, the Company hereby agrees to pay compensation to the Executive as follows:

     (a) Executive shall be paid a base salary at a rate of $500,000 (subject to any increases as may be determined by the Compensation Committee of the Board of Directors at its discretion), payable in equal bi-weekly installments in arrears.

     (b) The Executive shall participate in an annual bonus plan with a target payout equal to 50% of the Executive's base salary and which shall be based upon the Company's performance relative to targets generally applicable in determining bonus compensation payable to senior executives of the Company.

     (c) The Executive shall participate in the Company's Amended and Restated 1997 Stock Option Plan (or such other stock option plan as may hereafter be adopted to provide for the grant of stock options to executive employees of the Company), pursuant to which the Executive shall receive option grants at the same time as other senior executives of the Company and shall in any event receive an option grant at least once each calendar year, beginning in calendar year 1999, of a number of shares not less than 150% of the highest number of shares subject to a regular annual option grant made to any other officer of the Company.

     (d) Executive shall be entitled to first class air travel and lodging when he is traveling on Company business and shall be entitled to such other fringe benefits as are paid to other senior executives of the Company.

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     (e)  The Company shall provide and maintain such group medical, dental, life and disability insurance benefits for the Executive as are provided to other senior executives of the Company.

     (f) The Executive shall receive from the Company a paid vacation each year in accordance with the present policy and practice of the Company regarding vacations for senior executives.

     Section 4.  Expenses. The Company shall pay or reimburse the Executive for
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reasonable and necessary expenses incurred in the ordinary course of conducting the Company's business and in accordance with written policies established by the Company. Executive shall submit expense reports accompanied by receipts and other appropriate substantiation for all items of business expenses for which payment or reimbursement is sought.

     Section 5.  Duration and Termination.
                 ------------------------

     (a)  The Executive's employment shall be for the Term provided for in
Section 1 hereof, unless the Term is earlier terminated pursuant to the provisions hereof.

     (b) If during the Employment Period the Executive shall be unable to perform his duties hereunder on account of illness or disability, he shall be entitled to compensation in accordance with this Agreement providing that such illness or disability lasts for less than six months. In the event such illness or disability lasts for more than a consecutive six month period, the Executive shall be entitled to compensation in accordance with the sick leave plan of the Company, if any, and shall be covered by the Company's disability income policy, if any, and in all other respects the Company's obligations under this Agreement shall terminate.

     (c) In the event of the Executive's death during his employment hereunder, his compensation shall cease as of the last day of the full calendar month following the month in which such event occurs, or the last day of the Employment Period, whichever is earlier. The salary for the period following the Executive's death shall be paid to his legal heirs or the representative of his estate and in all other respects the Company's obligations under this Agreement shall terminate.

     (d) In the event the Executive voluntarily terminates his employment without Just Grounds for any reason, his right to all compensation shall cease as of the end of the month of the date of termination of his employment. "Just Grounds" shall mean resignation by the Executive due to (i) a material breach of this Agreement by the Company which the Company has failed to cure within thirty days after the Company receives written notice thereof, or (ii) the material diminution of the Executive's duties, authority or responsibilities as Chairman and Chief Executive Officer or a member of the Board of Directors except in connection with a termination of Executive's employment for Just Cause.

     (e) In the event (i) this Agreement and the Executive's employment shall be terminated without Just Cause (as hereinafter defined) or (ii) the Executive terminates his employment with Just Grounds, (A) the Executive shall receive from the Company within five

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days after such termination a lump-sum payment equal to the greater of (x) one time the sum of his then current annual base salary and his then current target bonus, or (y) the amount that would have been paid to him for the balance of the Employment Period assuming that he were to receive during such period an annual salary equal to his then current annual base salary and an annual bonus for each fiscal year ending during the Employment Period equal to his then current target bonus, (B) the Company shall continue to provide, for a period of eighteen months from the date of termination and at its expense, the benefits then being provided to the Executive at the time of such termination pursuant to Section 3(e) hereof, and (C) each option to purchase shares of common stock of the Company outstanding at the time of termination shall become fully vested and exercisable at the time of termination and shall remain exercisable during the term of the option. The amount of any payment or benefit provided for in this
Section 5(e) shall not be reduced by any compensation earned by the Executive as the result of employment or engagement by another person, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

     (f) In the event the Board of Directors determines that this Agreement and the Executive's services hereunder should be terminated with Just Cause, the Executive's right to all compensation and benefits shall cease as of the end of the month of the date of termination of his employment. In such event, the Executive shall be entitled only to such rights as shall have vested prior to such termination or violation, and he shall not be entitled to any future cash or non-cash compensation, benefits or termination pay. For purposes of this Agreement, termination for "Just Cause" shall mean (i) a termination due to (A) a material breach of this Agreement by the Executive, (B) willful or gross neglect of duties for which employed or (C) willful misconduct or gross negligence in the performance of such duties, all of such facts to be determined in good faith by the Board of Directors of the Company after the Executive has been given written notice of his purported material breach of this Agreement, willful or gross neglect of duties or willful misconduct or gross negligence and has failed to cure such breach or alter such conduct within thirty days after the Executive's receiving such written notice, or (ii) a termination due to the Executive's committing a felony for which he is convicted with no further rights of appeal.

     (g) Notwithstanding any other provision of this Agreement, in the event of any termination of Executive's employment the Executive shall be entitled to receive amounts payable under the Company's Amended and Restated Employee Retention Program on the terms and subject to the conditions provided for therein.

     (h) If any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to an excise tax (the "Excise Tax") imposed pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment

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taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total
Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control of the Company, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of
Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
(iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date on which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The provisions of this Section 5(h) shall survive the expiration of the Term.

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     Section 6.  Governing Law and Arbitration.
                 -----------------------------

     (a) Any controversy or claim arising out of or relating to this Agreement or its interpretation, construction or any breach thereof, or any relationship between the parties hereto, whether such claim is grounded in common law or statutory law, shall be settled exclusively by arbitration in the State of Colorado, in accordance with the then-applicable rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court of competent jurisdiction. In the event of any such controversy or claim, the prevailing party shall be entitled to recover from the other party all of the costs and expenses of the prevailing party in connection with such claim or controversy including reasonable attorneys' fees.

     (b) The failure or refusal of either party to submit to arbitration in accordance with this provision shall be deemed a breach of this Agreement.

     (c) Notwithstanding anything to the contrary herein contained, neither party shall pursue the arbitration remedy provided for herein without thirty days prior written notice, which thirty-day period shall be available for informal dispute resolution discussions.

     Section 7.  Non-Assignment. The Executive shall have no right to delegate
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any of the duties created by this Agreement, and any delegation or attempted delegation of the Executive's duties, shall be null and void. In all other respects, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors.

     Section 8.  Authorization, Validity and No-Conflict.
                 ---------------------------------------

     (a) The Company represents and warrants to the Executive that the execution, delivery and performance by the Company of this Agreement has been duly authorized and constitutes a valid and legally binding obligation of the Company enforceable in accordance with the terms hereof, and that the execution, delivery and performance of this Agreement by the Company will not violate the terms of any agreement or obligation of the Company.

     (b) The Executive represents and warrants to the Company that this Agreement constitutes the valid and legally binding obligation of the Executive enforceable in accordance with its terms, and that the execution, delivery and performance of this Agreement by the Executive will not violate the terms of any other agreement or obligation of the Executive.

     Section 9.  Severability. If any portion or provision of this Agreement
                 ------------
shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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     Section 10. Waiver.  No waiver of any provision hereof shall be effective
                 ------
unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     Section 11. Notices.  All notices pursuant to this Agreement shall be in
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writing.

     a.   Notice to Executive. A notice to the Executive shall be sufficient in
          -------------------
all respects if delivered, or mailed by first class registered or certified mail, postage and fees prepaid, or sent by an established, reputable courier service, addressed to the following or such other address as provided by written notice made pursuant to this Section 11:


          If to Executive:    Robert M. Hartnett
                              317 Madison
                              Denver, CO 80206

     b.   Notice to Company.  A notice to the Company shall be sufficient in all
          -----------------
respects if delivered, or mailed by first class registered or certified mail, postage and fees prepaid, or sent by an established, reputable courier service, addressed to the following or such other address provided by written notice made pursuant to this Section 12:


          If to Company:      Einstein/Noah Bagel Corp.
                              1687 Cole Boulevard
                              Golden, CO 80401
                              Attention: General Counsel

     Section 12. Entire Agreement. Except for that certain Confidentiality and
                 ----------------
Non-Compete Agreement previously entered into by the Executive, this Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment. Without limiting the generality of the foregoing, this Agreement supersedes that certain letter agreement dated April 29, 1998 between the Company and the Executive and that certain severance agreement dated May 8, 1998 between the Company and the Executive, and this Agreement amends and restates that certain executive employment agreement dated September 11, 1998, as amended.

     Section 13. Amendment. This Agreement may be amended or modified only by a
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written instrument signed by the Executive and by a representative of the
Company expressly authorized by the Board of Directors or the Compensation Committee of the Board of Directors to execute any such amendment.

     Section 14. Headings. The headings and captions in this Agreement are for
                 --------
convenience only and in no way define or describe the scope or content of any provision of this Agreement.

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     Section 15. Counterparts. This Agreement may be executed in two or more
                 ------------
counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.


                                        EINSTEIN/NOAH BAGEL CORP.



                                        By   /s/ Paul A. Strasen
                                          -----------------------------



                                        /s/  Robert M. Hartnett
                                        -------------------------------
                                        Robert M. Hartnett

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